Exhibit 99.1

For Immediate Release

Contact: Gregory A. Woods, CEO	November 24, 2015
Tel: 800-343-4039 www.astronovainc.com

AstroNova Elects April Ondis to its Board of Directors

WEST WARWICK, RI – November 24, 2015 – Astro-Med, Inc., d/b/a AstroNova (NASDAQ: ALOT) announced that April Ondis has been elected to its Board of Directors.

Ms. Ondis, 41, has been the Digital Content Marketing Manager at Crossref, a not-for-profit membership organization for scholarly publishing working to make content easy to identify, cite, link, and assess, since August 2015. Previously, Ms. Ondis was Senior Manager, Applied Marketing for QuickLabel Systems, an AstroNova division. She originally joined AstroNova in 1998, and has held various positions within the company. Ms. Ondis is also the daughter of the late Albert W. Ondis, the company’s founder, and is the beneficial owner of 13.8% of the company’s common stock as of October 31, 2015. Ms. Ondis holds a Bachelor of Arts from Connecticut College, a Master of Science in Integrated Marketing Communications, Marketing and Advertising from West Virginia University, and a Master of Business Administration from St. Joseph’s College of Maine.

“April’s extensive knowledge of the company’s markets will be a valuable addition and we are very pleased to welcome April to the AstroNova Board,” said Gregory A. Woods, President and Chief Executive Officer.

About AstroNova

Astro-Med, Inc., d/b/a AstroNova, is a global leader in data visualization technology that delivers accuracy, efficiency, speed, and performance across a range of end-user markets. The Company’s products include color label printers and consumables sold under the QuickLabel brand, ruggedized printers and networking products for aerospace and defense applications, as well as test & measurement products sold under the AstroNova brand. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.astronovainc.com.